                                                                      EXHIBIT 12



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)





(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                     THREE                                 YEAR ENDED DECEMBER 31
                                  MONTHS ENDED       -------------------------------------------------------------
                                 MARCH 31, 1998         1997             1996             1995             1994
                                 --------------      ----------       ----------       ----------       ----------
Fixed charges                       $  183,279       $  633,845       $  598,312       $  584,137       $  474,844
Preferred stock dividends                5,555           25,457           36,356           39,334           38,876
                                    ----------       ----------       ----------       ----------       ----------
Combined fixed charges and
  preferred stock dividends            188,834          659,302          634,668          623,471          513,720
Net income                              35,070          159,926          127,228           77,359           85,579
                                    ----------       ----------       ----------       ----------       ----------
    Total                           $  223,904       $  819,228       $  761,896       $  700,830       $  599,299
                                    ==========       ==========       ==========       ==========       ==========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                       1.19:1           1.24:1           1.20:1           1.12:1           1.17:1
                                    ==========       ==========       ==========       ==========       ==========

(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):


                                     THREE                                 YEAR ENDED DECEMBER 31
                                  MONTHS ENDED       -------------------------------------------------------------
                                 MARCH 31, 1998         1997             1996             1995             1994
                                 --------------      ----------       ----------       ----------       ----------

Fixed charges                       $  105,476       $  352,348       $  283,974       $  223,751       $  139,188
Preferred stock dividends                5,555           25,457           36,356           39,334           38,876
                                    ----------       ----------       ----------       ----------       ----------
Combined fixed charges and
  preferred stock dividends            111,031          377,805          320,330          263,085          178,064
Net income                              35,070          159,926          127,228           77,359           85,579
                                    ----------       ----------       ----------       ----------       ----------
    Total                           $  146,101       $  537,731       $  447,558       $  340,444       $  263,643
                                    ==========       ==========       ==========       ==========       ==========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                       1.32:1           1.42:1           1.40:1           1.29:1           1.48:1
                                    ==========       ==========       ==========       ==========       ==========